Exhibit 99.1

NEWS RELEASE

CrossAmerica Partners LP Maintains Quarterly Distribution and Provides Further Update to Impact of Adopting New FASB Lease Accounting Guidance

•	Quarterly distribution of $0.5250 per unit attributable to the first quarter of 2019

ALLENTOWN, PA (April 25, 2019) – CrossAmerica Partners LP (NYSE: CAPL) announced today that the Board of Directors of its general partner has approved a quarterly distribution of $0.5250 per unit attributable to the first quarter of 2019 (annualized $2.10 per unit). The distribution attributable to the first quarter is payable on May 13, 2019 to all unitholders of record on May 6, 2019.

CrossAmerica will host a conference call on May 7th at 9:00 a.m. Eastern Time to discuss first quarter earnings results, which will be released after the market closes on Monday, May 6.

Impact of Adopting New FASB Lease Accounting Guidance

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02–Leases (Topic 842). This standard modifies existing guidance for reporting organizations that enter into leases to increase transparency by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance became effective for CrossAmerica on January 1, 2019.

As was noted in our recent 2018 Form 10-K (Annual Report), certain previous sale-leaseback transactions that were accounted for similarly to capital leases were required to be reassessed under the new guidance as part of adopting ASU 2016-02. These leases are accounted for as operating leases under the new guidance, and so the $42.0 million of net property and equipment and $76.1 million of sale-leaseback financing obligations recorded on the balance sheet as of December 31, 2018 were removed as part of the transition adjustment effective January 1, 2019.

Since we are not restating prior periods as part of adopting this guidance, the results in 2019 will not be directly comparable to our results for periods before 2019. Specifically, payments on these sale-leaseback obligations were characterized as principal and interest expense in periods prior to 2019. Starting in 2019, these payments will be characterized as rent expense and thus will reduce gross profit from the wholesale segment, operating income, income before income taxes, and net income relative to the results reported for periods prior to 2019.

The adoption of the new lease standard does not affect the Partnership’s covenant calculations with regard to its Credit Agreement, nor has there been any change in the underlying cash flows related to our leases. The adoption of the new lease standard, if it had been adopted January 1, 2018, would have impacted our full year 2018 financial results in the following manner: Our Adjusted EBITDA would have been lower by approximately $7.2 million, primarily affecting the Wholesale Segment, and Distributable Cash Flow would have been lower by approximately $1.7 million. We anticipate a similar effect on our 2019 financial results. We expect to provide further details in our first quarter 2019 earnings report and conference call (Non-GAAP measures used in this release include Adjusted EBITDA and Distributable Cash Flow, which non-GAAP measures are further described to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes and depreciation, amortization and accretion, which includes certain impairment charges. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on dispositions and lease terminations, certain acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the Partnership’s financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unit-holders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing CrossAmerica’s financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in CrossAmerica’s industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Pro Forma EBITDA and Distribution Coverage based on Full Year 2018 Results (in thousands, except for per unit amounts)

	As Reported	Adjustments ASU 2016-02 Leases	As Adjusted
Net income available to limited partners	$ 3,672	$ (1,709)	$ 1,963
Interest expense	32,872	(5,518)	27,354
Income tax benefit	(2,733)		(2,733)
Depreciation, amortization and accretion	66,549		66,549
EBITDA	100,360	(7,227)	93,133
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	3,781		3,781
Loss (gain) on dispositions and lease terminations, net	6,297		6,297
Acquisition-related costs	2,914		2,914
Adjusted EBITDA	113,352	(7,227)	106,125
Cash interest expense	(31,338)	5,518	(25,820)
Sustaining capital expenditures	(2,443)		(2,443)
Current income tax expense	(1,528)		(1,528)
Distributable Cash Flow	$ 78,043	$ (1,709)	$ 76,334
Weighted average diluted common units	34,345	34,345	34,345
Distributions paid per limited partner unit	$ 2.2025	$ 2.2025	$ 2.2025
Distribution Coverage Ratio	1.03x	-0.02x	1.01x

About CrossAmerica Partners LP

CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to over 1,200 locations and owns or leases approximately 900 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Forward Looking Statement

Statements contained in this release that state the Partnership’s or management's expectations or predictions of the future are forward-looking statements. The words "believe," "expect," "should," "intends," "estimates," "target," "plan" and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica's Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission and available on CrossAmerica's website at www.crossamericapartners.com.  The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contact - Randy Palmer, Investor Relations, 210-742-8316